Exhibit 99.1

Media:	Caitlin Currie
(713) 627-5353
(713) 627-4747 (24-hour media line)

Analysts:	John Arensdorf
(713) 627-4600

Date:	August 6, 2013

Spectra Energy Reports Second Quarter 2013 Results; Details Previously

Announced Asset Drop-down to MLP in excess of $11 billion

•	Reported net income from controlling interests of $199 million, $0.30 earnings per share (EPS), compared with $215 million, $0.33 EPS, in the prior year quarter.

•	Signed contracts on three major projects; totaling $3B in capital expenditures.

•	MLP drop-down strategy and continued execution of growth plans emphasize ongoing value creation upside.

HOUSTON – Spectra Energy Corp (NYSE: SE) reported 2013 second quarter net income from controlling interests of $199 million, or $0.30 diluted EPS, compared with $215 million, or $0.33 diluted EPS, in the prior year quarter.

“Spectra Energy’s earnings for the quarter were in line with the company’s expectations, but more importantly, we have secured $3 billion of new expansion projects so far this year,” said Greg Ebel, president and chief executive officer, Spectra Energy Corp. “Spectra Energy is in the midst of a major capital expansion program with $25 billion in growth opportunities through the end of the decade. That growth is the catalyst to advance our master limited partnership (MLP) strategy which will efficiently fund growth and enhance Spectra Energy’s dividend growth.”

“Our MLP drop-down strategy is already yielding positive results for investors. Since the end of the third quarter of 2012, the total market capitalization of Spectra Energy and Spectra Energy Partners has increased by $6 billion,” Ebel added. “We remain focused on continually finding opportunities to enhance our value proposition for investors while expanding our operations and asset footprint.”

BUSINESS UPDATES

Spectra Energy recently announced its intention to drop down the remainder of its U.S. Storage and Transmission assets into Spectra Energy Partners, its MLP. Additionally, Spectra Energy will drop the other half of the Express-Platte pipeline assets, as well as all of the company’s interest in the Sand Hills and Southern Hills pipelines. Yesterday, the drop-down was approved by both the Spectra Energy and Spectra Energy Partners boards and a contribution agreement has been executed. The transaction is expected to close by year-end.

In consideration, Spectra Energy will receive 172 million LP units of Spectra Energy Partners, approximately 3.5 million GP units to retain its two percent general partner interest, and $2.2 billion in cash.

In addition, about $2.5 billion of debt associated with the assets to be dropped down will be assumed by Spectra Energy Partners. The 2014 EBITDA multiple of this transaction is approximately 9.3 times based on the volume weighted average unit price ($36.12) for the ten day period ending on June 11, the date of the transaction announcement.

This transaction will allow for a significant dividend increase at Spectra Energy and sizeable increases in Spectra Energy Partners’ distributions to unitholders. The cash to Spectra Energy from its limited partnership distributions and general partnership distributions will support Spectra Energy’s ability to raise its annual expected dividend from 8 cents per year to 12 cents per year. Spectra Energy Partners will increase its quarterly distribution, to be paid in the first quarter of 2014, by three cents per unit and continue with a one cent per unit quarterly increase thereafter. This increase equates to an approximately nine percent compounded annual growth rate (CAGR) of distribution growth over the 2013 to 2015 timeframe.

Upon closing of the transaction and consistent with other large integrated MLPs, Greg Ebel, president and chief executive officer of Spectra Energy, will assume additional responsibilities and serve as chairman of the board of directors, president and chief executive officer of Spectra Energy Partners. Pat Reddy will continue in his role as chief financial officers of both entities.

Morgan Stanley & Co. LLC is acting as financial advisor and Vinson & Elkins LLP and Bracewell & Giuliani LLP are acting as legal advisors to Spectra Energy on the transaction.

This transaction will transform Spectra Energy Partners into one of the largest fee-based MLPs in the country, creating the foundation by which Spectra Energy funds its significant capital expansion program in the U.S. As part of its more than $25 billion in growth opportunities, Spectra Energy has recently signed contracts with customers on three projects, moving $3 billion in capital expansion opportunities into execution.

In late July, Florida Power & Light (FPL) announced its selection of Spectra Energy to construct Sabal Trail Transmission, a $3 billion project to be built in partnership with NextEra, FPL’s parent company. This much needed one billion cubic feet per day pipeline into Florida will meet gas-fired electric generation demands beginning in mid 2017.

The OPEN Project will expand the Texas Eastern system by 550 MMcf/day and is designed to connect Utica gas supplies to both the northeast and southeast markets. There are two anchor shippers on the project, including Chesapeake Energy Marketing. The company is targeting a November 1, 2015 in-service date for this $500 million project.

And third, the Algonquin Incremental Market (AIM) project is an $850 million expansion of the Algonquin system to provide local distribution customers in the northeast with much needed additional supplies of natural gas. This more than 300 MMcf/d project is expected to be completed by November 2016. To date, the company has signed agreements with Northeast Utilities, National Grid and UIL Holdings.

Excellent progress also is being made on existing projects in execution. The New Jersey-New York Expansion, which is 90 percent complete, has successfully executed all nine directional drills and is expected to come online November 1, 2013. The FERC filing for the TEAM 2014 project was completed in February with a FERC certificate anticipated by year-end. This $500 million project, which is supported by contracts with Chevron and EQT, will be placed into service in the second half of 2014.

Spectra Energy is pursuing a number of opportunities associated with its crude oil assets as well. Since its acquisition in March 2013, the Express-Platte System has seen significantly better results than anticipated. Due to heightened demand, the company has initiated a binding open season for additional committed capacity on the Express pipeline, which will close on August 9.

SEGMENT RESULTS

U.S. Transmission

U.S. Transmission reported second quarter 2013 earnings before interest and taxes (EBIT) of $248 million, compared with $237 million in second quarter 2012. Quarterly EBIT results reflect increased earnings from expansions on Texas Eastern, partially offset by expected lower storage revenues.

Distribution

Distribution reported second quarter 2013 EBIT of $65 million, compared with $75 million in second quarter 2012. The decrease is due to lower storage and transportation revenues, as expected, partially offset by higher customer usage due to colder weather.

Western Canada Transmission and Processing

Western Canada Transmission & Processing reported second quarter 2013 EBIT of $74 million, compared with $94 million in second quarter 2012. The decrease is due to increased operating and maintenance (O&M), primarily associated with scheduled major plant turnarounds, and additional depreciation related to plants placed in service last year.

Contracted volumes in the conventional gathering and processing business were also down, as expected. These results were partially offset by positive earnings at Empress, attributable primarily to lower extraction premiums and higher sales volumes compared to second quarter 2012.

Field Services

Field Services reported second quarter 2013 EBIT of $46 million, compared with $66 million in second quarter 2012. The change in EBIT is attributable primarily to the negative income effects of asset drop-downs to DCP Midstream Partners, inclusive of drop-down hedges, and the effects of lower NGL prices, partially offset by lower operating costs and improved natural gas prices.

During the second quarters of 2013 and 2012, respectively, NYMEX natural gas averaged $4.09 per million British thermal units (MMBtu) versus $2.22 per MMBtu, DCP’s realized NGL prices averaged $0.71 per gallon versus $0.77 per gallon, and crude oil averaged remained relatively flat at $94 per barrel.

DCP Midstream has paid distributions of $93 million to Spectra Energy year to date.

Liquids

Liquids consists of the Express-Platte Pipeline System acquired in March 2013, along with our equity investments in Sand Hills Pipeline and Southern Hills Pipeline, which were put into service during the quarter. Liquids reported second quarter 2013 EBIT of $32 million, consisting primarily of Express-Platte operating results.

Other

“Other” reported net costs of $45 million and $25 million in the second quarters of 2013 and 2012, respectively. This increase is due primarily to the accrual of higher employee benefit costs.

Interest Expense

Interest expense was $160 million for second quarter 2013, in line with last year.

Income Taxes

Second quarter 2013 income tax expense from continuing operations was $62 million, compared with $80 million reported in the second quarter of 2012. The lower planned tax expense was driven by favorable enacted Canadian federal income tax legislation and by lower earnings. The effective tax rate was 22 percent in the second quarter of 2013, compared with 25 percent in the second quarter of 2012.

Additional Information

Additional information about second quarter 2013 earnings can be obtained via the Spectra Energy Web site: www.spectraenergy.com.

The analyst call, held jointly with Spectra Energy Partners, is scheduled for today, Tuesday, August 6, 2013, at 8:00 a.m. CT. The webcast can be accessed via the Investors Section of Spectra Energy’s Web site or the conference call can be accessed by dialing (888) 252-3715 in the United States or Canada, or (706) 634-8942 for International. The conference code is “11781017” or “SE and SEP Quarterly Earnings Call.”

Please call five to ten minutes prior to the scheduled start time. A replay of the call will be available until 5:00 p.m. CT, October 30, 2013, by dialing (800) 585-8367 with conference

ID 11781017. The international replay number is (404) 537-3406, with the above conference ID. A replay and transcript also will be available by accessing the Investors Section of the company’s Web site.

Non-GAAP Financial Measures

We use ongoing net income from controlling interests and ongoing diluted EPS as measures to evaluate operations of the company. These measures are non-GAAP financial measures as they represent net income from controlling interests and diluted EPS, adjusted for special items and discontinued operations. Special items represent certain charges and credits which we believe will not be recurring on a regular basis, and discontinued operations do not represent our ongoing core business. We believe that the presentation of ongoing net income and ongoing diluted EPS provide useful information to investors, as it allows them to more accurately compare our ongoing performance across periods. The most directly comparable GAAP measures for ongoing net income from controlling interests and ongoing diluted EPS are net income from controlling interests and diluted EPS, including any special items.

The primary performance measure used by us to evaluate segment performance is segment EBIT from continuing operations, which at the segment level represents earnings from continuing operations (both operating and non-operating) before interest and taxes, net of noncontrolling interests related to those earnings. We consider segment EBIT, which is the GAAP measure used to report segment results, to be a good indicator of each segment’s operating performance from its continuing operations as it represents the results of our ownership interest in operations without regard to financing methods or capital structures.

We also use ongoing segment EBIT and Other EBIT (net costs) as measures of performance. Ongoing segment and Other EBIT are non-GAAP financial measures as they represent reported segment and Other EBIT adjusted for special items. We believe that the presentation of ongoing segment and Other EBIT provide useful information to investors, as they allow investors to more accurately compare a segment’s or Other’s ongoing performance across periods. The most directly comparable GAAP measures for ongoing segment or Other EBIT are reported segment or Other EBIT, which represent EBIT from continuing operations, including any special items.

Earnings before interest, taxes and depreciation and amortization (EBITDA) is a non-GAAP financial measure. The most directly comparable GAAP measure for EBITDA, as used in the discussion of the dropdown of Spectra Energy’s remaining U.S. transmission, storage and liquids assets to Spectra Energy Partners, is net income plus net interest expense and depreciation and amortization.

Forward-Looking Statements

This release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements are based on our beliefs and assumptions. These forward-looking statements are identified by terms and phrases such as: anticipate, believe, intend, estimate, expect, continue, should, could, may, plan, project, predict, will, potential, forecast, and similar expressions. Forward-looking statements involve risks and uncertainties that may cause actual results to be materially different from the results predicted. Factors that could cause actual results to differ materially from those indicated in any forward-looking statement include, but are not limited to: the timing and success of the completion of the expected drop-down; state, federal and foreign legislative and regulatory initiatives that affect cost and investment recovery, have an effect on rate structure, and affect the speed at and degree to which competition enters the natural gas and oil industries; outcomes of litigation and regulatory investigations, proceedings or inquiries; weather and other natural phenomena, including the economic, operational and other effects of hurricanes and storms; the timing and extent of changes in commodity prices, interest rates and foreign currency exchange rates; general economic conditions, including the risk of a prolonged economic slowdown or decline, or the risk of delay in a recovery, which can affect the long-term demand for natural gas and oil and related services; potential effects arising from terrorist attacks and any consequential or other hostilities; changes in environmental, safety and other laws and regulations; the development of alternative energy resources; results and costs of financing efforts, including the ability to obtain financing on favorable terms, which can be affected by various factors, including credit ratings and general market and economic conditions; increases in the cost of goods and services required to complete capital projects; declines in the market prices of equity and debt securities and resulting funding requirements for defined benefit pension plans; growth in opportunities, including the timing and success of efforts to develop U.S. and Canadian pipeline, storage, gathering, processing and other related infrastructure projects and the effects of competition; the performance of natural gas and oil transmission and storage, distribution, and gathering and processing facilities; the extent of success in connecting natural gas and oil supplies to gathering, processing and transmission systems and in connecting to expanding gas and oil markets; the effects of accounting pronouncements issued periodically by accounting standard-setting bodies; conditions of the capital markets during the periods covered by forward-looking statements; and the ability to successfully complete merger, acquisition or divestiture plans; regulatory or other limitations imposed as a result of a merger, acquisition or divestiture; and the success of the business following a merger, acquisition or divestiture. These factors, as well as additional factors that could affect our forward-looking statements, are described under the headings “Risk Factors” and “Cautionary Statement Regarding Forward-Looking Information” in our 2012 Form 10-K, filed on February 22, 2013, and in our other filings made with the Securities and Exchange Commission (SEC), which are available via the SEC’s Web site at www.sec.gov. In light of these risks, uncertainties and assumptions, the events described in the forward-looking statements might not occur or might occur to a different extent or at a different time than we have described. All forward-looking statements in this release are made as of the date hereof and we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Spectra Energy Corp (NYSE: SE), a FORTUNE 500 company, is one of North America’s premier pipeline and midstream companies. Based in Houston, Texas, the company’s operations in the United States and Canada include more than 22,000 miles of natural gas, natural gas liquids, and crude oil pipelines, approximately 305 billion cubic feet (Bcf) of natural gas storage, as well as natural gas gathering and processing, and local distribution operations. The company also has a 50 percent ownership in DCP Midstream, the largest producer of natural gas liquids and one of the largest natural gas gatherers and processors in the United States. Spectra Energy has served North American customers and communities for more than a century. The company’s longstanding values are recognized through its inclusion in the Dow Jones Sustainability World and North America Indexes and the Carbon Disclosure Project’s Global 500 and S&P 500 Carbon Disclosure Leadership Indexes. For more information, visit www.spectraenergy.com.

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Spectra Energy Corp

Quarterly Highlights

June 2013

(Unaudited)

(In millions, except per-share amounts and where noted)

	Three Months		Six Months
	Ended June 30,		Ended June 30,
	2013	2012	2013	2012
COMMON STOCK DATA
Earnings Per Share From Continuing Operations, Diluted	$0.30	$0.33	$0.80	$0.83
Earnings Per Share, Diluted	$0.30	$0.33	$0.80	$0.84
Dividends Per Share	$0.305	$0.28	$0.61	$0.56
Weighted-Average Shares Outstanding, Diluted	671	655	671	655

INCOME
Operating Revenues	$1,220	$1,112	$2,809	$2,656
Total Reportable Segment EBIT	465	472	1,104	1,125
Income from Discontinued Operations, Net of Tax	—	—	—	2
Net Income - Controlling Interests	199	215	539	548

EBIT BY BUSINESS SEGMENT
U.S. Transmission	$248	$237	$514	$508
Distribution	65	75	233	226
Western Canada Transmission & Processing	74	94	185	232
Field Services	46	66	134	159
Liquids	32	—	38	—

Total Reportable Segment EBIT	465	472	1,104	1,125
Other EBIT	(45)	(25)	(71)	(54)

Total Reportable Segment and Other EBIT	$420	$447	$1,033	$1,071

CAPITAL AND INVESTMENT EXPENDITURES
U.S. Transmission			$510	$335
Distribution			113	96
Western Canada Transmission & Processing			317	327
Liquids			165	—
Other			22	31

Total Capital and Investment Expenditures, Excluding Acquisitions			$1,127	$789

Acquisitions (a)			$1,254	$30

			June 30,	December 31,
			2013	2012
CAPITALIZATION
Common Equity - Controlling Interests			36%	39%
Noncontrolling Interests and Preferred Stock			5%	5%
Total Debt			59%	56%

Total Debt			$14,480	$12,833
Book Value Per Share (b)			$13.07	$13.43
Actual Shares Outstanding			669	668

(a)	Represents 2013 acquisition of Express-Platte pipeline system and 2012 payment of a portion of the purchase price previously withheld in connection with the acquisition of Bobcat.
(b)	Represents controlling interests.

Spectra Energy Corp

Quarterly Highlights

June 2013

(Unaudited)

(In millions, except where noted)

	Three Months		Six Months
	Ended June 30,		Ended June 30,
	2013	2012	2013	2012
U.S. TRANSMISSION
Operating Revenues	$456	$464	$940	$959
Operating Expenses
Operating, Maintenance and Other	159	162	313	319
Depreciation and Amortization	71	71	143	141
Gains on Sales of Other Assets and Other, net	—	2	—	3
Other Income and Expenses	52	32	93	63
Noncontrolling Interests	30	28	63	57

EBIT	$248	$237	$514	$508

Proportional Throughput, TBtu (a)	656	612	1,494	1,375

DISTRIBUTION
Operating Revenues	$352	$322	$1,051	$919
Operating Expenses
Natural Gas Purchased	128	89	497	375
Operating, Maintenance and Other	108	106	219	213
Depreciation and Amortization	51	52	102	105

EBIT	$65	$75	$233	$226

Number of Customers, Thousands			1,386	1,367
Heating Degree Days, Fahrenheit	963	807	4,488	3,699
Pipeline Throughput, TBtu	195	159	509	426
Canadian Dollar Exchange Rate, Average	1.02	1.01	1.02	1.01

WESTERN CANADA TRANSMISSION & PROCESSING
Operating Revenues	$357	$329	$765	$795
Operating Expenses
Natural Gas and Petroleum Products Purchased	59	62	170	223
Operating, Maintenance and Other	166	133	309	264
Depreciation and Amortization	58	48	110	95
Other Income and Expenses	—	8	9	19

EBIT	$74	$94	$185	$232

Pipeline Throughput, TBtu	155	155	339	332
Volumes Processed, TBtu	157	160	332	339
Empress Inlet Volumes, TBtu	104	109	225	280
Canadian Dollar Exchange Rate, Average	1.02	1.01	1.02	1.01

FIELD SERVICES
Equity in Earnings of DCP Midstream, LLC	$46	$66	$134	$159

EBIT	$46	$66	$134	$159

Cash Distributions	$41	$61	$93	$150
Natural Gas Gathered and Processed/Transported, TBtu/day (b)	7.1	7.0	7.0	7.1
Natural Gas Liquids Production, MBbl/d (b,c)	412	392	404	402
Average Natural Gas Price Per MMBtu (d)	$4.09	$2.22	$3.71	$2.48
Average Natural Gas Liquids Price Per Gallon (e)	$0.71	$0.77	$0.72	$0.89
Average Crude Oil Price Per Barrel (f)	$94.22	$93.46	$94.44	$98.15

LIQUIDS
Operating Revenues	$73	$—	$86	$—
Operating Expenses
Operating, Maintenance and Other	34	—	39	—
Depreciation and Amortization	7	—	8	—
Other Income and Expenses	—	—	(1)	—

EBIT	$32	$—	$38	$—

Express Pipeline Receipts, MBbl/d	202	—	203	—
Platte Total Pipeline Deliveries, MBbl/d	242	—	237	—
Platte PADD II Deliveries, MBbl/d	165	—	165	—
Canadian Dollar Exchange Rate, Average	$1.02	$—	$1.02	$—

(a)	Trillion British thermal units
(b)	Includes 100% of DCP Midstream volumes
(c)	Thousand barrels per day
(d)	Million British thermal units. Average price based on NYMEX Henry Hub
(e)	Does not reflect results of commodity hedges
(f)	Average price based on NYMEX calendar month

Spectra Energy Corp

Condensed Consolidated Statements of Operations

(Unaudited)

(In millions)

	Three Months		Six Months
	Ended June 30,		Ended June 30,
	2013	2012	2013	2012
Operating Revenues	$1,220	$1,112	$2,809	$2,656
Operating Expenses	866	746	1,949	1,772
Gains on Sales of Other Assets and Other, net	—	1	—	2

Operating Income	354	367	860	886

Other Income and Expenses	94	109	237	243
Interest Expense	160	155	309	312

Earnings From Continuing Operations Before Income Taxes	288	321	788	817
Income Tax Expense From Continuing Operations	62	80	192	217

Income From Continuing Operations	226	241	596	600
Income From Discontinued Operations, net of tax	—	—	—	2

Net Income	226	241	596	602
Net Income - Noncontrolling Interests	27	26	57	54

Net Income - Controlling Interests	$199	$215	$539	$548

Spectra Energy Corp

Condensed Consolidated Balance Sheets

(Unaudited)

(In millions)

	June 30,	December 31,
	2013	2012
ASSETS

Current Assets	$1,727	$1,663
Investments and Other Assets	8,374	7,777
Net Property, Plant and Equipment	21,297	19,905
Regulatory Assets and Deferred Debits	1,262	1,242

Total Assets	$32,660	$30,587

LIABILITIES AND EQUITY

Current Liabilities	$4,511	$3,791
Long-term Debt	11,656	10,653
Deferred Credits and Other Liabilities	6,506	6,042
Preferred Stock of Subsidiaries	258	258
Equity	9,729	9,843

Total Liabilities and Equity	$32,660	$30,587

Spectra Energy Corp

Condensed Consolidated Statements of Cash Flows

(Unaudited)

(In millions)

	Six Months
	Ended June 30,
	2013	2012
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$596	$602
Adjustments to reconcile net income to net cash provided by operating activities	604	557

Net cash provided by operating activities	1,200	1,159

CASH FLOWS FROM INVESTING ACTIVITIES
Net cash used in investing activities	(2,535)	(792)

CASH FLOWS FROM FINANCING ACTIVITIES
Net cash provided by (used in) financing activities	1,461	(414)

Effect of exchange rate changes on cash	(3)	—

Net increase (decrease) in cash and cash equivalents	123	(47)
Cash and cash equivalents at beginning of period	94	174

Cash and cash equivalents at end of period	$217	$127

Spectra Energy Corp

Reported to Ongoing Earnings Reconciliation

June 2013 Quarter-to-date

(In millions, except per-share amounts)

		Reported Earnings/ Ongoing Earnings
SEGMENT EARNINGS BEFORE INTEREST AND TAXES FROM CONTINUING OPERATIONS

U.S. Transmission		$248

Distribution		65

Western Canada Transmission & Processing		74

Field Services		46

Liquids		32

Total Reportable Segment EBIT		465

Other		(45)

Total Reportable Segment and Other EBIT		$420

EARNINGS

Total Reportable Segment EBIT and Other EBIT		$420
Interest Expense		(160)
Interest Income and Other		28
Income Taxes from Continuing Operations		(62)

Total Net Income		$226

Total Net Income - Noncontrolling Interests		(27)

Total Net Income - Controlling Interests		$199

EARNINGS PER SHARE, BASIC		$0.30

EARNINGS PER SHARE, DILUTED		$0.30

Weighted Average Shares (reported and ongoing) - in millions

Basic	669

Diluted	671

Spectra Energy Corp

Reported to Ongoing Earnings Reconciliation

June 2012 Quarter-to-date

(In millions, except per-share amounts)

		Reported Earnings/ Ongoing Earnings
SEGMENT EARNINGS BEFORE INTEREST AND TAXES FROM CONTINUING OPERATIONS

U.S. Transmission		$237

Distribution		75

Western Canada Transmission & Processing		94

Field Services		66

Total Reportable Segment EBIT		472

Other		(25)

Total Reportable Segment and Other EBIT		$447

EARNINGS

Total Reportable Segment EBIT and Other EBIT		$447
Interest Expense		(155)
Interest Income and Other		29
Income Taxes from Continuing Operations		(80)

Total Net Income		$241

Total Net Income - Noncontrolling Interests		(26)

Total Net Income - Controlling Interests		$215

EARNINGS PER SHARE, BASIC		$0.33

EARNINGS PER SHARE, DILUTED		$0.33

Weighted Average Shares (reported and ongoing) - in millions

Basic	653

Diluted	655